UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2008

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

UGI Corporation (the "Company") has agreed to pay an annual salary and provide certain other benefits to Mr. Davinder Athwal in connection with his service commencing December 29, 2008 as Vice President - Accounting and Financial Control, Chief Accounting Officer and Chief Risk Officer of the Company. A description of Mr. Athwal's compensation arrangement is set forth in Item 5.02 below and a summary is being filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2008, the Company announced that Davinder Athwal, age 41, will serve as Vice President - Accounting and Financial Control, Chief Accounting Officer and Chief Risk Officer of the Company. Mr. Athwal succeeds Michael J. Cuzzolina, who retired in June of 2008.

Previously, Mr. Athwal was the Global Mergers & Acquisitions Controller of Nortel Networks, Inc., a global supplier of telecommunications equipment and solutions, a position in which he served since 2007. Mr. Athwal served as Director, Global Revenue Governance for Nortel Networks, Inc. from 2006 through 2007. From 2003 to 2006, Mr. Athwal served in both accounting and risk management roles for IBM Corporation, a globally integrated innovation and technology company.

Mr. Athwal's annual base salary will be $245,024 and he will participate in the Company's annual bonus plan. His target annual bonus plan opportunity, as a percentage of annual base salary, will be 45%, prorated for fiscal year 2009 based on his date of hire and, for 2009, will not be subject to leverage based on achievement of financial results. Mr. Athwal will receive reimbursement for relocation expenses in accordance with the Company's Relocation Policy for Newly Hired Employees. In addition, Mr. Athwal will receive a special relocation bonus of $50,000.

Mr. Athwal will participate in the Company's long-term compensation plan, the Amended and Restated UGI Corporation 2004 Omnibus Equity Compensation Plan ("2004 Plan"). The Board of Directors approved awards to Mr. Athwal under the 2004 Plan to be effective January 1, 2009 as follows:

1) a transition award of 4,000 performance units with dividend equivalents; 1,333 of these performance units may be earned at the end of the 2007-2009 measurement period based on the Company's total shareholder return ("TSR") relative to the TSR of the companies in the S&P Utilities Index for the three-year period ending December 31, 2009, and 2,667 of these performance units may be earned at the end of the 2008-2010 measurement period based on the Company's TSR relative to the TSR of the companies in the S&P Utilities Index for the three-year period ending December 31, 2010.
2) an award of 20,000 stock options with a ten-year term which will vest in equal thirds over a three-year period beginning on the date of grant, January 1, 2009, and an option price equal to the fair market value of a share of the Company's common stock on the date of grant.
3) an award of 4,000 performance units which may be earned at the end of the 2009-2011 measurement period based on the Company's TSR relative to the TSR of the companies in the S&P Utilities Index for the three-year period ending December 31, 2011.

Pursuant to a change in control agreement, the Company will provide Mr. Athwal with cash benefits ("Benefits") if the Company terminates his employment without "cause" or if he terminates employment for "good reason" at any time within two years following a change in control of the Company. "Cause" generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. "Good reason" generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the Benefits payable to Mr. Athwal will be as specified under his change in control agreement unless payments under the Senior Executive Employee Severance Plan ("Severance Plan") would be greater, in which case Benefits would be provided under the Severance Plan. Following a change in control, Mr. Athwal may elect to terminate his employment without loss of Benefits in certain situations, including a material diminution in authority, duties, responsibilities or base compensation; or excessive relocation requirements.

Benefits under this arrangement will be equal to two times his base salary and annual bonus. Mr. Athwal will also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, Mr. Athwal would be entitled to receive a payment equal to the cost he would incur if he enrolled in the Company’s medical and dental plans for two years (less the amount he would be required to contribute for such coverage if he were an active employee). This payment would include a tax gross-up payment equal to 75 percent of the total amount payable. The Benefits are subject to a "conditional gross up" for excise and related taxes in the event they would constitute "excess parachute payments," as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The Company will provide the tax gross-up if the aggregate parachute value of Benefits is greater than 110% of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110% threshold, Mr. Athwal’s Benefits will be reduced to the extent necessary to avoid imposition of the excise tax on "excise parachute payments."

Mr. Athwal will participate in the Company's benefit plans, including the Company’s Supplemental Executive Retirement Plan and Supplemental Savings Plan ("SERP") and the Severance Plan. The SERP provides benefits which would have been payable from the Company's qualified employee savings plan and retirement income plan, absent statutory maximums applicable to those qualified retirement plans. Under the Severance Plan, benefits are payable to Mr. Athwal if his employment is involuntarily terminated for any reason other than for just cause or as a result of his death or disability. Under the Severance Plan, "just cause" generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties. The Severance Plan provides for cash payments equal to Mr. Athwal's compensation for a period of time ranging from six months to eighteen months depending on his length of service ("Continuation Period"). In addition, Mr. Athwal will receive the cash equivalent of his target bonus under the Company’s annual bonus plan, prorated for the number of months served in the fiscal year prior to termination. However, if his termination occurs in the last two months of the fiscal year, the Company has the discretion to determine whether Mr. Athwal will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, had Mr. Athwal's entire bonus been contingent on meeting the Company’s financial performance goal.

Under the Severance Plan, Mr. Athwal also receives a payment equal to the cost he would have incurred to continue medical and dental coverage under the Company’s plans for the Continuation Period (less the amount he would be required to contribute for such coverage if he was an active employee). This amount includes a tax gross-up payment equal to 75 percent of the cost of the medical and dental coverage. The Severance Plan also provides for outplacement services for a period of 12 months following Mr. Athwal’s termination of employment, and reimbursement for tax preparation services for his final year of employment. Provided that Mr. Athwal is eligible to retire, all payments under the Severance Plan may be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to Mr. Athwal after his termination of employment.

In order to receive benefits under the Severance Plan or his change in control agreement, Mr. Athwal is required to execute a release which discharges the Company and its subsidiaries from liability for any claims he may have against any of them, other than claims for amounts or benefits due him under any plan, program or contract binding on the Company or its subsidiaries. The Severance Plan also requires Mr. Athwal to ratify a post-employment activities agreement and to cooperate in attending to matters pending at the time of his termination of employment.

In addition to the benefits set forth above, currently the employee savings plan and retirement income plan are generally available to all employees. Mr. Athwal is also eligible for executive perquisites including tax preparation services and participation in the executive health maintenance program.

Item 8.01 Other Events.

On December 29, 2008, UGI Corporation announced that Davinder Athwal was named Vice President - Accounting and Financial Control, Chief Accounting Officer and Chief Risk Officer of the Company. A copy of the press release is furnished as Exhibit 99 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Decription of oral compensation arrangement with Mr. Davinder Athwal.

99 Press Release of UGI Corporation dated December 29, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

December 29, 2008	By:	Jessica A. Milner

Name: Jessica A. Milner
Title: Assistant Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Description of oral compensation arrangement with Mr. Davinder Athwal.
99	Press Release of UGI Corporation dated December 29, 2008.